# OPTION AGREEMENT

THIS AGREEMENT is dated as of August 30, 2016

AMONG:

**THE EARL C & ERICA ERICKSON TRUST,**
**TANGOLD, LLC, AND**
**THE ESTATE OF MARY BOUMA**
each entities with an address at
353 Clay Street, Nevada City, CA 96959

(collectively, the "**Optionors**")

AND:

**RISE RESOURCES INC.**
a Nevada corporation with an address at
Suite 448 – 1090 West Georgia Street, Vancouver, BC V6E 3V7

(the "**Optionee**")

WHEREAS:

A. Each of the Optionors is the recorded and beneficial owner of an undivided 1/3 interest in and to certain mineral lands totaling approximately 2,750 acres and certain surface rights totaling approximately 93 acres located near Grass Valley, California, as more particularly described in Schedules "A" and "B" attached hereto (the "**Property**"); and

B. The Optionors desire to grant and the Optionee desires to acquire the exclusive right to purchase 100% of the right, title and interest in and to the Property on the terms and subject to the conditions set out herein.

NOW THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

## 1. DEFINITIONS

1.1 In addition to the terms defined herein, in this Agreement the following terms shall have the following meanings:

(a) "**Agreement**" means this option agreement and every schedule or exhibit attached hereto, all as may be amended in writing by the parties from time to time;

(b) "**Closing Date**" means November 30, 2016, or such other date as may be agreed upon by the parties;

(c) "**Environmental Laws**" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., the Endangered Species Act, 16 U.S.C. Sections 1531 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Clean Water Act, 33 U.S.C. Sections 1251 et seq., the Safe Drinking Water

and Toxic Enforcement Act of 1986, California Health and Safety Code Sections 25249.5, et seq., the Porter Cologne Water Quality Control Act, California Water Code, Sections 13000 et seq., the California Fish & Game Code, Sections 1600 et seq. and 2081 et seq., as said laws have been, or may in the future be, supplemented or amended, the regulations promulgated or to be promulgated in the future pursuant to said laws, and any other federal, state or local law, statute, rule, regulation, ordinance, order, decree and/or directive which regulates or proscribes the presence, suspected presence, use, handling, generation, storage, release, threatened release, transport, and/or disposal of Hazardous Material(s) (as defined below) into the environment; and

(d) "**Hazardous Material(s)**" means any substance which is designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, nuisance, pollutant or contaminant under any Environmental Law, as currently in effect or as hereafter amended or enacted, and any chemical, substance, material, constituent, controlled substance, object, condition, waste, living organisms or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum hydrocarbons and petroleum products, lead, asbestos, radon, polychlorinated biphenyls (PCBs), volatile organic compounds (VOCs), metals and all of those chemicals, substances, materials, constituents, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any federal, state or local law, statute, rule, regulation, ordinance, order, decree and/or directive based upon, directly or indirectly, such properties or effects.

## 2. OPTION

2.1 In consideration for a non-refundable cash payment of $25,000 by the Optionee to the Optionors (the "**Deposit**"), the Optionors hereby grant the Optionee the sole and exclusive right and option to acquire an undivided 100% interest in and to the Property from the date hereof until the Closing Date (the "**Option**").

2.2 The Optionee shall pay the Deposit in immediately available funds promptly upon the execution and delivery of this Agreement by the parties and in accordance with written instructions provided by the Optionors to the Optionee.

2.3 During the term of the Option, the Optionors shall remain solely responsible for any and all payments on the Property due to any governmental authority.

## 3. PURCHASE AND SALE

3.1 In order to exercise the Option, the Optionee shall pay the Optionors an aggregate of $2,000,000 in cash on the Closing Date. Immediately upon such exercise, an undivided 100% interest in and to the Property shall vest and shall be deemed for all purposes hereof to have vested in the Optionee.

3.2 Upon the exercise of the Option, the Optionors shall deliver to the Optionee recordable assignments, conveyances, transfers or such other documents as may be required to record the Optionee's interest in the Property with the appropriate government authorities.

3.3 On the Closing Date, the Optionors shall deliver to the Optionee any and all data and other information in their possession or control with respect to the Property that has not been previously delivered to the Optionee.

**4. REPRESENTATIONS AND WARRANTIES**

4.1 Representations and Warranties of the Optionors. The Optionors jointly and severally represent and warrant to the Optionee and acknowledge that the Optionee is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement:

(a) each Optionor is the sole recorded and beneficial owner of an undivided 1/3 interest in and to the Property;

(b) the Property is not subject to any agreements or rights of third parties, Schedule "A" attached hereto sets forth a true, accurate and complete description the Property and the mineral lands and surface rights comprising the Property have been duly and validly located, recorded and issued and are presently in good standing, free and clear of all liens, charges and encumbrances whatsoever;

(c) there are no actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or governmental authority, whether current, threatened, or to the best of the Optionors' knowledge, pending, which directly or indirectly relate to or affect the Property or the interest of the Optionors therein in any material respect nor are the Optionors aware of any acts that would lead them to suspect that any actions, suits, investigations or proceedings might be initiated or threatened;

(d) the Optionors own the Property free and clear of all encumbrances, liens, charges or defects in title and have paid all taxes, assessments, rentals, levies, or other payments relating to the Property required to be made to any federal, state, county or municipal government authority;

(e) the Optionors have duly filed all reports and returns required to be filed with governmental authorities and have obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement, and all of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the knowledge of the Optionors, threatened, and none of them will be adversely affected by the Optionors entering into this Agreement;

(f) the Optionors have held the Property in material compliance with all laws, rules, statutes, ordinances, orders and regulations and the Optionors have not received any notice of any violation thereof, nor are the Optionors aware of any valid basis therefore;

(g) the Optionors have advised the Optionee of all of the material information relating to the mineral potential of the Property of which they have knowledge;

(h) no person has any proprietary or possessory interest in the Property other than the Optionors, and no person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals, concentrates or other materials of commercial value produced or derived from the Property;

(i) there is no adverse claim or challenge against or to the ownership of or title to the Property or any portion thereof, nor any basis for any such claim or challenge, and there are no outstanding agreements or options to purchase or otherwise acquire the Property or any portion thereof or any interest therein;

(j) there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property, the Optionors have not received any notice of the same and they are not aware of any basis on which any such orders or direction could be made;

(k) the Property is being optioned and sold "AS-IS", and the Optionors are not making any warranty, expressed or implied, to the Optionee with respect to the status or the condition of the Property;

(l) the Optionors have inherited ownership of the Property, have limited personal knowledge of its history and have not conducted any investigation of the Property with regard to compliance with Environmental Laws and the presence of Hazardous Materials, and accordingly, the Optionors are not providing any warranty with regard to the Property's compliance with Environmental Laws or with regard to the presence of Hazardous Materials on the Property;

(m) this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Optionors enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally;

(n) each Optionor has the capacity to enter into this Agreement and the execution of this Agreement and the completion of the transactions contemplated hereby does not violate the constating documents of the Optionors, as applicable, the provisions of any law, order, rule or regulation applicable to the Optionors or constitute a breach of any agreement to which the Optionors are a party; and

(o) neither the Optionors' execution and delivery of this Agreement nor the performance of the terms hereof requires any consent or approval from any third party.

4.2 Representations and Warranties of the Optionee. The Optionee represents and warrants to the Optionors and acknowledges that the Optionors are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement:

(a) the Optionee has been given unfettered access to all background and investigatory reports, environmental information, disclosures, past permitting information, and related documents, and has been advised to investigate the Property and/or conduct all necessary due diligence including an inspection to determine its present condition, and has had, or will have prior to the exercise of the Option, sufficient time and opportunity to satisfy itself with the satisfactory status and condition of the Property;

(b) the Optionee is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(c) this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Optionee enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally;

(d) the Optionee has the capacity to enter into this Agreement and the execution of this Agreement and the completion of the transactions contemplated hereby does not violate the constating documents of the Optionee, the provisions of any law, order, rule or regulation applicable to the Optionee or constitute a breach of any agreement to which the Optionee is a party; and

(e) neither the Optionee's execution and delivery of this Agreement nor the performance of the terms hereof requires any consent or approval from any third party.

4.3 Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Closing Date and shall continue in full force and effect for the benefit of the Optionors and the Optionee, as applicable. Such representations and warranties shall apply to all assignments, conveyances, transfers and documents delivered in connection with this Agreement, and there shall not be any merger of any representations and warranties in such assignments, conveyances, transfers or documents notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived. Each of the Optionors and the Optionee shall have the right to waive any representation and warranty made by the other party in their favour without prejudice to any of their recourses with respect to any other breach by such party.

## 5. ACKNOWLEDGMENTS

5.1 The Optionee acknowledges and agrees with the Optionors as follows:

(a) although the Optionors have disclosed that all or a portion of the Property has been zoned by the County of Nevada (the "**County**") as "Business Park", the Optionors have been informed in both County publications and at County meetings that the Property is or will be rezoned as "Light Industrial" and that such rezoning has been approved by the County planning department; however, the Optionors have no knowledge as to whether or not County supervisors or other officials have voted or are required to vote on such rezoning;

(b) the Optionors have disclosed that some trash build-up caused by transients has occurred on all or a portion of the Property, that such build-up is generally not permitted by the County, and that although the County has not cited or made any recent complaints about such build-up or, to the knowledge of the Optionors, opened any current files on the Property in that regard, at some point the trash will need to be removed;

(c) notwithstanding Section 4.1(d), the Optionee is aware that certain easements exist on the Property for power lines, roadways and the like; that a month-to-month lease exists in respect of parcel number 09-550-37; and that one of the Optionors has stated to the lessee of such parcel that if that portion of the Property is sold the lessee will be given a period of 90 days to vacate the parcel;

(d) the Optioner is aware that the executor of the Estate of Mary Bouma is required to advise the Estate's attorney of this Agreement and that the Estate is required to send a copy of this Agreement and provide such attorney with a 15-day notice period before the executor is able to execute and deliver this Agreement;

(e) the Optionors have provided one or more grant-based reports or studies to the Optionee, including a map with a summary of historic mine residue sampling from 1989 to the present entitled "Soil Volume Estimates for Further Evaluation with Department of Toxic Substances Control" as included in a Phase 1 Environmental Study in 2015/16, by Geocon (the "**Study**"). To the Optionor's knowledge, the

foregoing report includes and summarizes all historical information known about the Property; however, the Study does not include parcel numbers 09-630-37 and 09-630-39, on which no known historical and/or recent studies have been conducted. In addition, the Optionors understand that a Phase 2 Environmental Study (the "**Phase 2 Study**") is in the process of being conducted on certain portions of the Property described in the Study, but that the Phase 2 Study has not yet been completed and a report thereon has not yet been published. The Optionors have been advised by Tom Last of Grass Valley City Planning that neither the Study nor the Phase 2 Study will result in any obligations to the owner of the Property, and the Optionors expressly agree to provide the Optionee with a copy of any report published on the Phase 2 Study promptly upon receipt of the same; and

(f) the Optionors have advised the Optionee to independently investigate the Property and conduct all necessary due diligence, including inspection, to determine the present condition of the Property.

**6. COVENANTS**

6.1 The Optionee covenants with the Optionors that, on or before the exercise of the Option, the Optionee will be lawfully authorized to own and hold mineral lands, surface rights and real property under the laws of the State of California.

6.2 The Optionors covenant and agree with the Optionee that, following the exercise of the Option and upon the request of the Optionee, they will assist in transferring any rights to easements that exist on the property of third parties that may be of benefit to the Optionee.

**7. CONDITIONS PRECEDENT**

7.1 The obligation of the Optionee to complete the purchase of the Property contemplated hereby is subject to the satisfaction of the following conditions precedent:

(a) the Optionors' representations and warranties will be true and correct at the Closing Date;

(b) the Optionee shall have had the right to conduct a due diligence review with respect to the Property and title thereto and shall be satisfied with same, in its sole discretion;

(c) the Optionors shall have received all regulatory approvals or consents necessary to consummate the transactions set out herein including, without limitation, the sale of the Property to the Optionee;

(d) the Optionors will have performed and complied in all material respects with any obligations which they may have to the Optionee under this Agreement; and

(e) no statute, rule, regulation, decree, ruling or injunction will have been enacted or entered into, and no litigation, proceeding, government inquiry or investigation will be pending, which challenges, prohibits or restricts, or seeks to prohibit or restrict, the consummation of the transactions contemplated by this Agreement.

7.2 The foregoing conditions precedent are inserted for the sole benefit of the Optionee and may be waived in whole or in part by the Optionee by notice in writing to the Optionors at any time prior to the Closing Date.

**8. TERMINATION**

8.1 At any time prior to the Closing Date, the Optionee, in its sole discretion, may terminate the Option by providing written notice to the Optionors. In the event of such termination, this Agreement shall also terminate, with the exception of those obligations of a party hereunder that expressly survive such termination, and each party shall cease to be liable to the other parties in debt, damages or otherwise, save for the performance of those obligations of which theretofore should have been performed or those obligations which survive the termination of the Option in accordance with this Agreement. For clarity, if the Option is terminated for any reason whatsoever the Optionors shall be entitled to retain the Deposit.

**9. CONFIDENTIAL INFORMATION**

9.1 The parties shall keep confidential all books, records, files and other information supplied by any party to another party or its agents or representatives in connection with this Agreement, including all analyses, reports, studies or other documents prepared by a party or its employees, agents or representatives, which contain information from, or otherwise reflects such books, records, files or other information. The parties shall use their reasonable efforts to ensure that their employees, agents or representatives do not disclose, divulge, publish, transcribe or transfer such information, in whole or in part, other than to an affiliate where such disclosure is for routine corporate purposes, without the prior written consent of the other parties, which consent may not be arbitrarily or unreasonably withheld or delayed. The foregoing restrictions shall not apply to such information or any part thereof to the extent that:

(a) it is required to be publicly disclosed, forthwith, pursuant to applicable corporate or securities laws or the rules or requirements of any stock exchange;

(b) the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing party; or

(c) such information becomes generally disclosed to the public, other than as a consequence of a breach hereof by one of the parties.

**10. INDEMNIFICATION**

10.1 Indemnification by the Optionors. The Optionors, jointly and severally, shall indemnify, defend and hold harmless the Optionee, its affiliates and their respective directors, officers, employees, agents and representatives from and against any claim, demand, action, cause of action, damage, loss, cost, liability or expense, including reasonable legal fees (collectively, "**Claims**"), which may be made or brought against the Optionee or which the Optionee may suffer or incur as a result of, in respect of or arising out of any non-fulfillment of any covenant or agreement on the part of the Optionors under this Agreement or any incorrectness in or breach of any representation or warranty of the Optionors contained or incorporated by reference herein or in any other document furnished by the Optionors pursuant to or in relation hereto. This indemnification obligation shall survive the Closing Date and be subject to the requirement that the Optionors shall, in respect of any Claim made by any third party, be afforded an opportunity at their sole expense to resist, defend and compromise the same in a timely manner.

10.2 Indemnification by the Optionee. Following the exercise of the Option, the Optionee shall indemnify, defend and hold harmless the Optionors from and against any Claim which may be made or brought against the Optionors or which the Optionors may suffer or incur as a result of any historic, existing or future operations or conditions on the Property, including without limitation any remediation obligations arising under any agreement or applicable law, including, and without limitation, any Environmental Law, the presence, condition, or release of

any Hazardous Materials on the Property, or any violation of applicable law, including without limitation any Environmental Law. This indemnification obligation shall survive the Closing Date and be subject to the requirement that the Optionee shall, in respect of any Claim made by any third party, be afforded an opportunity at its sole expense to resist, defend and compromise the same in a timely manner.

## 11. NOTICES

11.1 Any notice or other writing required or permitted to be given hereunder or for the purposes hereof to either the Optionors or the Optionee shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by e-mail if confirmation of transmission to the recipient is received, to their respective address on the first page of this Agreement, or as follows:

(a) in the case of a notice to the Optionors, to palen@gorge.net;

(b) in case of a notice to the Optionee, to ben@risecapitalresources.com;

or at such other address or addresses as the party to whom such writing is to be given shall have last notified the party or parties giving the same in the manner provided in this Section 11.1.

## 12. GENERAL

12.1 Alteration and Amendment. No alteration or amendment to this Agreement shall take effect unless it is in writing duly executed by the parties.

12.2 Time of the Essence. Time shall be of the essence of this Agreement.

12.3 Currency. All references to currency in this Agreement are to United States dollars unless expressly stated otherwise

12.4 Further Assurances. The parties covenant and agree to execute and deliver all such further documents, deeds, conveyances and instruments, and to do all such further acts and things as may be necessary or desirable to carry out the full intent and meaning of this Agreement.

12.5 Validity and Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision and any such invalid or unenforceable provision shall be deemed to be severable.

12.6 Waiver. No waiver of any provision of this Agreement shall be deemed to or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of and between the parties relating to the Property and there are no representations, warranties, covenants or other agreements among the parties in connection with the subject matter hereof except as specifically set forth in this Agreement.

12.8 Assignment. No party may transfer all or part of its rights under this Agreement to a third party without the prior written consent of the other parties. Notwithstanding the foregoing, the Optionee may freely transfer all or part of its rights under this Agreement to a corporation controlled by the Optionee.

12.9 Independent Legal Advice. Each Optionor acknowledges that this Agreement has been prepared on behalf of the Optionee by legal counsel to the Optionee and acknowledges that such Optionor has had sufficient time to review this Agreement thoroughly, has read and understood the terms of this Agreement and has been given the opportunity to obtain independent legal advice concerning the interpretation and effect of this Agreement prior to its execution.

12.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

12.11 Enurement. This Agreement shall enure to the benefit of and be binding upon the parties, and except as otherwise provided or as would be inconsistent with the provisions of this Agreement, their respective heirs, executors, administrators, successors and assigns.

12.12 Counterparts. This Agreement may be executed in counterparts and delivered by electronic transmission, each of which so executed and delivered shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

**THE EARL C AND ERICA ERICKSON TRUST**

Per: DocuSigned by: [signature] 9/1/2016
Name: Erica Erickson
Title Trustee

**RISE RESOURCES INC.**

Per: [signature] SEPT 2 2016
Name: Benjamin Mossman
Title CEO

**TANGOLD, LLC**

Per: DocuSigned by: Gail Palen 9/1/2016
Name: Gail Palen
Title Member

Per: DocuSigned by: Leslie Toms 8/31/2016
9E68BFA0CD8B4BF...
Name: Leslie Toms
Title Member

**THE ESTATE OF MARY BOUMA**

Per: DocuSigned by: [signature] 9/26/2016
2B75E8D24C5D4F9...
Name: Sandy Brislane
Title Executor

## SCHEDULE "A"

### THE PROPERTY (SURFACE LAND)

| Parcel Number | Description | Lot Size |
|---|---|---|
| 09-550-32 | SEC 26, TWN 16N, RNG 8E,<br>PTN N 1/2 26-16-8 | 20,908 SF |
| 09-550-37 | SEC 26, TWN 16N, RNG 8E,<br>PTN NE 1/4 26-16-8 | 4.47 AC |
| 09-550-38 | SEC 26, TWN 16N, RNG 8E,<br>PTN NE 1/4 26-16-8 | 40.1 AC |
| 09-550-39 | SEC 26, TWN 16N, RNG 8E,<br>PTN NE 1/4 26-16-8<br>344 CENTENNIAL DRIVE<br>GRASS VALLEY, CA 95945 | 42,668 SF |
| 09-550-40 | SEC 26, TWN 16N, RNG 8E,<br>PTN NE 1/4 26-16-8 | 5,662 SF |
| 09-560-36 | SEC 26, TWN 16N, RNG 8E,<br>PTN N 1/2 SE 1/4 26-16-8 | 10.25 AC |
| 09-630-37 | LOT 6 | 21.8 AC |
| 09-630-39 | LOT 7 | 15.07 AC |

**<u>SCHEDULE "B"</u>**

**THE PROPERTY (SUBSURFACE LAND)**

Quit Claim Deed by Idaho Maryland Industries Inc. in favor of William Ghidotti and Marian Ghidotti, his wife as tenants in common, dated June 10, 1963 and located at vol. 337, pp. 175-196 in the official records of Inter-County Title Co. on June 12, 1963, in the form attached hereto as Exhibit "A".

*[remainder of page left intentionally blank]*